Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of November 18, 2022, by and between Genius Sports Limited, incorporated under the laws of Guernsey as a non-cellular company limited by shares (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of August 13, 2020 (as amended, the “Existing Warrant Agreement”), between dMY Technology Group, Inc. II (“dMY”) and the Warrant Agent, which was assumed by the Company pursuant to that certain Warrant Assumption Agreement dated as of April 20, 2021, by and among dMY, the Company, and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8(iii) of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement without the consent of Registered Holders as the parties may deem necessary or desirable and in a manner that the parties deem shall not adversely affect the rights of the Registered Holders; and

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide Registered Holders with the option to exercise their warrants on a cashless basis, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.    Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding a new Section 3.3.1(f) (the “Amendment”):

(f) on a cashless basis, by directing the Company to issue such number of Ordinary Shares over which Warrants are being exercised by the Registered Holder as is equal (but rounded up to the nearest whole number of Ordinary Shares) to the quotient obtained by dividing (x) the aggregate Warrant Price by (y) the “Fair Market Value” (as defined in this subsection 3.3.1(f)) to a subsidiary of the Company, which will pay the aggregate Warrant Price in cash to the Company on the Registered Holder’s behalf. Solely for purposes of this subsection 3.3.1(f)), the “Fair Market Value” shall mean the closing price of the Ordinary Shares on the NYSE on the trading day prior to the date on which notice of exercise of the Warrant is delivered to the Warrant Agent. Should a Registered Holder elect to exercise their Warrants pursuant to this subsection 3.3.1(f), the Company will issue to the Registered Holder the balance (if any) of the number of Ordinary Shares over which such Warrants are being exercised by the Registered Holder (after the payment of aggregate Warrant Price by, and the issue of Ordinary Shares to, the subsidiary of the Company pursuant to this subsection 3.3.1(f)).

2.     Effectiveness. The Company intends to file with the U.S. Securities and Exchange Commission a registration statement on Form F-4 to solicit consents (the “Consent Solicitation”) from the Registered Holders to amend the Exercise Period in the Warrant Agreement so that the Warrants will expire at 5:00 p.m., New York City time on January 18, 2023 (twenty business days following the expiration date of the Consent Solicitation) (the “Warrant Expiration Amendment”). Unless waived by the Company, this Amendment shall not come into effect until, and is conditioned on, the approval of the Warrant Expiration Amendment by the vote or written consent of holders of at least 50% of the outstanding Warrants.

3.    Miscellaneous Provisions.

a)    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

b)    Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

c)    Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

d)    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

e)    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

GENIUS SPORTS LIMITED

/s/ Nicholas Taylor Name: Nicholas Taylor
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

/s/ Michael Mullings Name: Michael Mullings
Title: CCO